UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 15, 2006
Shutterfly, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

001-33031 (Commission File Number)	99-3330068 (IRS Employer Identification No.)

2800 Bridge Parkway, Suite 101, Redwood City, California (Address of Principal Executive Offices)	94065 (Zip Code)

(650) 610-5200 (Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, If Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)
[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On December 15, 2006, the Board of Directors of Shutterfly, Inc. (the “Company”) approved setting aside an amount up to $287,500 for executive officer bonuses for fiscal year 2006. In addition, the Board of Directors of the Company set aside an additional $250,000 for bonuses to certain employees, including the Company’s Chief Executive Officer and other executive officers. A summary of the actions follows.
     Executive Officer Bonuses
     The Company established a cash bonus pool of up to $150,000 for executive officers, other than the Company’s Chief Executive Officer. The amount of bonus to be received by each of these executive officers, if any, will be based upon the amount by which the Company exceeds a certain revenue amount for fiscal year 2006 and the attainment of certain individual performance criteria as determined by the Company’s Compensation Committee.
     Chief Executive Officer Bonus
     The Company established a cash bonus pool of up to $137,500 for Jeffrey Housenbold, the Company’s Chief Executive Officer. The amount of bonus to be received by Mr. Housenbold, if any, will be based upon the amount by which the Company exceeds a certain revenue amount for fiscal year 2006 as determined by the Company’s Compensation Committee.
     Additional Bonuses
     The Company set aside an additional $250,000 for bonuses to certain employees, including the Company’s Chief Executive Officer and other executive officers. The amount of bonus to be received by each of these employees and/or executive officers, if any, will be determined by the Company’s Compensation Committee.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SHUTTERFLY, INC.
By:	/s/ Stephen E. Recht
Stephen E. Recht
Chief Financial Officer

Date: December 20, 2006